Barristers & Solicitors	McCarthy Tétrault LLP
Patent & Trade-mark Agents	P.O. Box 10424, Pacific Centre
McCarthy Tétrault	Suite 1300, 777 Dunsmuir Street
Vancouver BC V7Y 1K2
Canada
Telephone: 604 643-7100
Facsimile: 604 643-7900
mccarthy.ca

August 17, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
USA

Dear Sirs/Mesdames:

Re:    Registration Statement on Form S-8 of Cardiome Pharma Corp.

We have acted as Canadian counsel to Cardiome Pharma Corp. (the “Corporation”) in connection with the filing of the above-referenced Registration Statement relating to the registration of common shares of the Corporation (the “Shares”) issuable upon the exercise of options granted or to be granted under the Corporation’s Amended 2001 Incentive Stock Option Plan (the “Plan”). In connection therewith, we have considered such questions of law and have examined and relied upon such resolutions, records, certificates of public officials and officers of the Corporation and other documents deemed necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, it is our opinion that the Shares will, upon the exercise of such options in accordance with the terms of the Plan, and the receipt by the Corporation of the exercise price under such options for such Shares, be validly issued and outstanding as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Yours very truly,

“McCarthy Tétrault LLP”

Vancouver, Calgary, London, Toronto, Ottawa, Montréal, Québec and London, England
An Ontario Limited Liability Partnership